UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2004

MAGIC MEDIA NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29921	65-0494581

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

530 North Federal Highway, Fort Lauderdale, Florida	33301

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (954) 764-0579

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

    [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement

            On November 15, 2004, the Company and Gordon Scott Venters, our President and Chief Executive Officer, agreed to extend his employment agreement with us for an additional three years ending October 31, 2007, and to modify certain other provisions of his employment agreement. The agreement, as amended, provides for an annual salary of $133,000 which is the same as in previous years; annual increases of a minimum of 5% and participation in incentive or bonus plans at the discretion of our Board of Directors. Mr. Venters also received 1,000,000 shares of the Company's common stock which is described below in Item 3.02.

            The employment agreement also provides that Mr. Venters would be entitled to terminate his employment agreement and receive a minimum payment of 18 months salary in addition to any accrued but unpaid obligations of the Company if we terminate his agreement "without cause," he terminates for "good reason," or in the event of a "change of control" of the Company as such terms are defined in the agreement. Mr. Venters also agreed to certain confidentiality and non-competition provisions.

Item 3.02 - Unregistered Sales of Equity Securities

            On November 15 , 2004, the Board of Directors approved the issuance of a total of 1,100,000 shares of common stock. Of these shares, 1,000,000 were issued as compensation to Gordon Scott Venters in connection with the execution of a three-year employment agreement described above in Item 1.01; and the balance of 100,000 shares were issued as annual directors' compensation, 50,000 of which were issued to Gordon Scott Venters and 50,000 to Todd Nugent. All of the newly issued shares of common stock are restricted as to transferability and were valued at $0.10 per share, which approximated the market value at the date of issuance. The Company relied upon Section 4(2) of the Securities Act of 1933, as amended, for an exemption from registration of these securities.

ITEM 9.01 - Financial Statements and Exhibits

(c) Exhibits.

10.1	Employment Agreement of Gordon Scott Venters dated November 15, 2004 and effective November 1, 2004.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 18, 2004

Magic Media Networks, Inc.

Registrant

By:	/s/ Gordon Scott Venters

President